FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HORIZON BANCORPORATION, INC.

The undersigned corporation, HORIZON BANCORPORATION, INC. (the “Corporation”), for the purposes of amending and restating its Amended and Restated Articles of Incorporation, and pursuant to the provisions of the Florida Business Corporation Act (the “Act”), executes the following Fourth Amended and Restated Articles of Incorporation:

ARTICLE I - NAME.

The name of the Corporation shall be MANASOTA GROUP, INC., and its principal place of business shall be 410 68th Court Northeast, Bradenton, Florida  34209.

ARTICLE II - NATURE OF BUSINESS.

The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE III - CAPITAL STOCK.

A.           AUTHORIZED SHARES.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 26,000,000, consisting of 25,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").  The shares may be issued from time to time as authorized by the Board of Directors of the Corporation without further approval of the shareholders except as otherwise provided herein or to the extent that such approval is required by statute, rule or regulation.

B.           COMMON STOCK.  Except as otherwise provided by statute or Preferred Stock Designations (as defined below), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held of record by such holder as to each matter submitted to shareholders for approval. There shall be no cumulative voting rights in the election of directors of the Corporation.

C.           PREFERRED STOCK.  The shares of Preferred Stock may be issued from time to time in one or more series as may be established by the Board of Directors of the Corporation.  The Board of Directors is hereby expressly authorized to fix and determine by resolution(s) the number of shares of each series of Preferred Stock and the designation thereof, any voting and other powers, preferences and relative participating, optional or special rights, including the number of votes, if any, per share and such qualifications, limitations or restrictions on any such powers, preferences and rights as shall be stated in the  resolution(s) providing for the issue of the series (a "Preferred Stock  Designation") and as may be permitted by the Act.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of capital stock, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless the vote of such holders if required pursuant to any Preferred Stock Designation.

ARTICLE IV - TERM AND COMMENCEMENT OF EXISTENCE.

This Corporation is to exist perpetually.  The date of commencement of corporate existence is date of filing of Articles of Incorporation.

ARTICLE V - DIRECTORS.

A.           The Corporation shall be under the direction of the Board of Directors.  The Board of Directors shall consist of not less than six (6) nor more than twenty (20) directors.  The number of directors within this range shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.  Except as provided elsewhere in this Article VI, the directors shall be elected at each annual meeting of shareholders, or at a special meeting of shareholders called for purposes that include the election of directors, by a plurality of the votes cast by the shares entitled to vote and present at the meeting.  Except in case of death, resignation, disqualification, or removal, the term of each director shall expire at the next succeeding annual meeting of shareholders.  Despite the expiration of a director’s term, he shall continue to serve until his successor, if there is to be any, has been elected and has qualified.

B.           Any director may be removed from office at any time, but only for cause, by the affirmative vote of holders of two-thirds of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class, at a meeting of shareholders called for that purpose, unless the removal has been approved by a resolution adopted by at least two-thirds of the directors then in office, in which event the removal shall be approved by vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class, at a meeting of the shareholders called for that purpose.  For purposes of this paragraph, "cause" shall mean any act or omission for which a director may be personally liable to the Corporation or its shareholders pursuant to Article VI hereof, as well as any other act or omission which relates to personal dishonesty, incompetence or intentional failure to perform stated duties.

C.           Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directorships, may be filled by the vote of a majority of directors then in office.  Any director so chosen shall hold office until such director's successor shall have been elected and qualified.  Any director chosen by the Board of Directors to fill a vacancy created, other than by reason of an increase in the number of directorships, shall serve for the unexpired term of the director whose vacancy is being filled.  Any director chosen by the Board of Directors to fill a vacancy created by reason of an increase in the number of directorships shall serve for a term to expire at the next election of directors.

ARTICLE VI - DIRECTOR'S LIABILITY.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director by reason of any act or omission, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 607.0831 of the Act; or (iv) for any transaction from which the director derives an improper personal benefit.  If the Act is amended to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Act, as so amended.  Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of Corporation existing at the time of such repeal or modification.

ARTICLE VII - SHAREHOLDER MEETINGS.

A.           Special meetings of shareholders may be called at any time by the Chairman of the Board or the President, by a majority of the directors then in office or by the written request of the holders of at least 25% of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class.

ARTICLE VIII - CERTAIN BUSINESS TRANSACTIONS.

A.           The affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock entitled to be cast at a meeting called to vote on any transaction submitted to the shareholders pursuant to this Article, voting together as a single class, shall be required for the approval or authorization of:  (i) any merger or consolidation of the Corporation or any of its subsidiaries with or into any other corporation, partnership, person or other entity; or (ii) any sale, lease, exchange, transfer or disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries to or with any other corporation, partnership, person or other entity; or (iii) adoption of any plan or proposal for the liquidation or dissolution of the Corporation; provided, however, that such two-thirds voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved any such action or transaction described in clauses (i), (ii) or (iii) by resolution adopted by at least two-thirds of the directors then in office, in which case the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to approve such action or transaction.

B.           The fact that any action or transaction complies with the provisions of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction, recommendation, adoption or approval to the shareholders of the Corporation, nor shall any such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions or responses taken with respect to, such action or  transaction.

ARTICLE IX - BYLAWS.

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation by vote of at least two-thirds of the directors then in office, subject to the powers of the holders of the capital stock of the Corporation to alter, amend or repeal the Bylaws; provided, however, that, with respect to the powers of the holders of capital stock to alter, amend and repeal the Bylaws of the Corporation, notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of holders of any particular class or series of the capital stock of the Corporation required by law, or these Articles of Incorporation, the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to alter, amend or repeal any provision of Bylaws.

ARTICLE X - AMENDMENT OF ARTICLES OF INCORPORATION.

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.  Notwithstanding the preceding sentence, the provisions set forth in this Article and Articles III, V, VI, VII, VIII and IX hereof may not be altered, amended or repealed in any respect, and no other provision(s) may be adopted which would impair in any respect the operation or effect of any such provisions, except by the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding shares of capital stock, voting together as a single class; provided, however, that such two-thirds voting  requirement shall not be applicable if the Board of Directors of the Corporation shall approve such action by resolution adopted by at least two-thirds of the directors then in office, in which case the affirmative vote of holders of a majority of the then outstanding shares of capital stock entitled to be cast at the meeting of shareholders called for that purpose, voting together as a single class, shall be required to approve such action.

ARTICLE XI - ADOPTION

These Fourth Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors on April 20, 2011 and were approved by the shareholders on June 15, 2011.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation, this 15th day of June, 2011.

/s/ Charles S. Conoley
Charles S. Conoley, President

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